FOR IMMEDIATE RELEASE

Contact:      James R. Love
              Executive Vice President - Finance and Administration and Chief Financial Officer
              (201) 703-3400

                      MEDICAL MANAGER CORPORATION CALLS ITS
                     SUBORDINATED DEBENTURES FOR REDEMPTION

              ELMWOOD PARK, NJ, JANUARY 31, 2000 - Medical Manager Corporation (NASDAQ: MMGR) announced today it has called for redemption on February 15, 2000 (the Redemption Date), the entire $159,388,000 aggregate principal amount of its outstanding 5% Convertible Subordinated Debentures Due 2007.

                  As an alternative to redemption, the outstanding debentures are convertible into Medical Manager Corporation common stock at the rate of approximately 16.667 shares of common stock per $1,000 principal amount of debentures, with cash to be paid in lieu of any fractional shares, for debentures surrendered prior to 5:00 p.m., New York City time, on February 14, 2000 (the Conversion Expiration Date), which is the last business day prior to the Redemption Date.

                  Debentures not properly submitted for conversion by February 14, 2000, the Conversion Expiration Date, or not tendered for redemption by the close of business on February 15, 2000, the Redemption Date, will be redeemed at a redemption price of $1,053.57 per $1,000 principal amount of debentures, including accrued interest of $25.00.

                  Arrangements have been made with Warburg Dillon Read LLC to purchase from the Company all of the shares of common stock that otherwise would have been issuable upon conversion of the $159,388,000 aggregate principal amount of the debentures that are either (i) duly surrendered for redemption or
(ii) not duly surrendered for conversion by February 14, 2000, the Conversion Expiration Date, or for redemption by February 15, 2000, the Redemption Date.

                  The Company has filed a registration statement today, January 31, 2000, with the Securities and Exchange Commission related to these shares of common stock but the registration statement has not yet become effective. The Company intends to mail a notice of redemption to all holders of record when the registration statement is declared effective by the Securities and Exchange Commission. The shares of common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.


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                  Medical Manager's common stock is listed on the Nasdaq
National Market. The closing price of the common stock quoted on January 28, 2000 on the Nasdaq National Market was $76 3/4 per share.

                  This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. This offering will be made only by means of a prospectus that complies with the applicable securities laws.

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